UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 4, 2011 (September 30, 2011)

KEATING CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-53504	26-2582882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5251 DTC Parkway, Suite 1000 Greenwood Village, CO 80111
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 889-0139

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

A.  Resignation of Director

On September 30, 2011, William F. Owens notified the Board of Directors (the "Board") of Keating Capital, Inc. (the "Company") of his resignation from the Board, including the Audit Committee and Valuation Committee thereof, effective September 30, 2011.  Mr. Owens’ resignation was a personal decision and was not the result of any disagreement with the Company on any matters relating to the Company's operations, policies or practices.

B.  Appointment of New Director

Effective October 1, 2011, the Board appointed Brian P. Alleman to fill the position vacated by Mr. Owens and to serve as a director until the 2012 Annual Meeting of Stockholders or until his successor is duly elected and qualified.  In connection with Mr. Alleman’s appointment, the Board determined that Mr. Alleman is not an “interested person” of the Company as such term is defined in Section 2(a)(19) under the Investment Company Act of 1940, as amended (“Non-Interested Director”). Mr. Alleman will receive compensation as an independent director in accordance with the Company’s new compensation program as described below.

Biographical and other information for Mr. Alleman is set forth below.

Mr. Alleman is the founder and Managing Director of Alleman & Associates LLC, a strategic financial and business operations advisory firm.  Since its inception in October 2009, Alleman & Associates has assisted companies in finance and operations, capital markets, M&A transactions, intellectual property matters, and other strategic business issues.  From October 2008 to November 2010, Mr. Alleman was the Chief Financial Officer (“CFO”) of Taeus Corporation, a privately-owned engineering-based intellectual property consulting firm, where he was also responsible for developing sales and marketing relationships with financial market participants.  Prior to founding Alleman & Associates, from August 2002 to September 2009, Mr. Alleman was a Partner with Tatum LLC, a professional services company specializing in providing outsourced CFO services to public and private enterprises.  In his capacity as a Partner at Tatum, Mr. Alleman served as CFO of Simtek Corporation, a Nasdaq-listed semiconductor company acquired by Cypress Semiconductor Corporation in September 2008; as CFO of Spectrum Mapping, a privately-held geospatial and aerial mapping firm; and as CFO of Polar Molecular Holding Corporation, a public company engaged in fuel additive development.  In addition, Mr. Alleman’s consultancy engagements at Tatum included advising several private and public companies on mergers and acquisitions, public company filings, capital structures and financing alternatives.  Mr. Alleman served as CFO of Centuri Corporation from June 1993 to June 2002 and as Vice President of Finance and CFO of Certified Holding Corporation from 1989 to 1993.  Prior to 1989, Mr. Alleman held audit positions at Arthur Young & Company and Arthur Anderson & Company and was a manager of financial reporting for The Dun & Bradstreet Corporation.  Mr. Alleman received a B.S. in Accounting from Seton Hall University in 1978 and became a Certified Public Accountant in the State of New Jersey in 1980.  Mr. Alleman is qualified to serve on the Company’s Board because he has over 20 years’ experience as a CFO in a variety of companies, including those in the technology sector.  Additionally, through Mr. Alleman’s extensive experience both as a financial officer of, and a consultant to, emerging private and public companies, he brings an understanding to the Board of the critical issues faced by companies that match the profile of those in Keating Capital’s portfolio.

C.  Appointments to Audit and Valuation Committees

Effective October 1, 2011, Mr. Alleman was appointed to the Audit Committee and Valuation Committee of the Board.  Mr. Alleman will also serve as the Chairman of the Valuation Committee replacing J. Taylor Simonton.  Mr. Simonton will continue to serve as the Chairman of the Audit Committee and as the lead non-management director (“Lead Director”).

Effective October 1, 2011, Lawrence W. Berger, a current member of the Board, was also appointed to the Valuation Committee of the Board.

Except as set forth in this Current Report, there are no other changes to the membership of the Company’s Audit and Valuation Committees.

D.  Approval of Independent Director Compensation

On October 3, 2011, the Board (including all of the Non-Interested Directors) approved a new compensation program for the Company’s independent directors.  This compensation program, which is effective for the quarter beginning October 1, 2011, is summarized below.

Each Non-Interested Director will receive an annual Board fee of $20,000 covering any regular or special meetings of the Board attended in person, any telephonic meeting of the Board in which the director participated, and any other services provided by him as a director (other than services as a member of the Company’s Audit Committee and Valuation Committee or as the Lead Director, which will be separately compensated as set below).

Each Non-Interested member of the Audit Committee (including the Chairman) will receive an annual committee fee of $5,000 covering any regular or special meetings of the Audit Committee attended in person, any telephonic meeting of the Audit Committee in which the member participated, and any other services provided by him as a member of the Audit Committee.  The Chairman of the Audit Committee will receive an additional annual fee of $10,000.

Each Non-Interested member of the Valuation Committee (including the Chairman) will receive an annual committee fee of $10,000 covering any regular or special meetings of the Valuation Committee attended in person, any telephonic meeting of the Valuation Committee in which the member participated, and any other services provided by him as a member of the Valuation Committee.  The Chairman of the Valuation Committee will receive an additional annual fee of $10,000.

Each Non-Interested Director will also be reimbursed for the reasonable out-of-pocket expenses incurred in connection with attending in person each Board or committee meeting and undertaking certain matters on the Company’s behalf.

The annual fees set forth above will be payable quarterly in advance.

The Company’s interested, management directors do not receive separate fees for their services as directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 4, 2011	KEATING CAPITAL, INC.

		By:	/s/ Timothy J. Keating
Timothy J. Keating
President and Chief Executive Officer

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